Exhibit 99.1

Black Ridge Oil & Gas Announces Record Date In Connection with Rights Offering

MINNETONKA, Minn., July 31, 2017 -- Black Ridge Oil & Gas, Inc. (“the Company” or “Black Ridge”) (OTCQB: ANFC) today announced the record date in connection with its proposed offering of subscription rights to shareholders (the “Rights Offering”). Upon commencement of the Rights Offering, the Company intends to distribute, on a pro rata basis, one Right for each share of common stock owned by shareholders at 5:00 p.m., Central Time, on August 2, 2017 (the “Record Date”). Each Right will permit a shareholder to purchase up to nine shares of common stock at a subscription price of $0.012 per share.

If all of the shares are sold in the Rights Offering, the Company expects to realize total gross proceeds of approximately $5.182 million.

The Company intends to use the net proceeds of the Rights Offering for the sponsorship of a special purpose acquisition company (SPAC) focused on effecting a merger or similar business combination with a target business in the energy industry. Any proceeds from the Rights Offering that remain following the SPAC sponsorship will be used for general corporate purposes which may include other investments and acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Rights Offering is being made only by means of a prospectus meeting the requirement of the Securities Act of 1933, as amended.

About the Company

Black Ridge Oil & Gas is an oil and gas exploration and production company based in Minnetonka, Minnesota. Black Ridge’s focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana. For additional information, visit the Company’s website at www.blackridgeoil.com.

Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect management’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital or have access to debt financing, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in the Company’s SEC filings.